EXHIBIT 10.6

November 8, 1996


Mr. Richard W. Smith
President
Strategia Corporation
P.O. Box 37144
Louisville, KY  40233-7144

RE: The Revolving Credit and Term Loan Agreement dated July 1, 1992 and subsequently amended by and between Star Bank, N.A. (the "Bank") and Dataguard Recovery Services, Inc. (the "Company") now known as Strategia Corporation (said agreement shall hereinafter be referred to as the "Agreement").

Dear Mr. Smith:

This letter, when duly and validly accepted by the Company, shall evidence the intention of the Bank to amend the above referenced Agreement and Promissory Note such that:

1) The Maturity Date of the Revolving Credit facility shall be extended to October 31, 1997.

2) The Revolving Note shall bear interest at 2.0% over the Bank's prime rate (the "Prime Rate"). The Prime Rate is currently 8.25%.

3) The Company hereby agrees to reduce the subject Revolving Credit Facility to zero upon execution of this Agreement and any future advances shall be upon approval of the Bank.

As a condition to the effectiveness of this amendment, the Company shall pay the Bank a $100 renewal fee and execute the promissory note attached hereto.

All representations and warranties of the Company set forth in the Agreement are true and correct as of the date hereof. Except as amended herein, all other terms, conditions and covenants of the Agreement shall remain in full force and effect.

If the above terms represent our understanding, please indicate your agreement by signing one copy of this letter and returning it to me.

Sincerely,

/s/ Edward L. Dwyer

Edward L. Dwyer
Vice President

Accepted this 18th day of November, 1996.

Strategia Corporation


By:  /s/ Richard W. Smith